ASSET PURCHASE AND LIMITED LIEN RELEASE AGREEMENT

This Asset Purchase and Limited Lien Release Agreement (this "Agreement") is made and entered into this 10th day of January, 2013, by and between (a) Global Ventures Group, LLC, a Florida limited liability company doing business at 110 North Federal Highway, Unit 807 in Fort Lauderdale, Florida 33301 ("Seller"), (b) Cotton Bay Holdings, Inc., a Delaware corporation doing business at Las Olas Boulevard, Suite 1036 in Fort Lauderdale, Florida 33301 ("Buyer"), (c) Alfred Abiouness, Sr. with a mailing address of 4410 East Beach Drive, Norfolk, Virginia ("Abiouness"), and (d) RG Development, Inc., a Delaware corporation doing business at 364 East Main Street, Suite 205 in Middleton, Delaware 19709 ("RG Development")(collectively the "Parties" or individually a "Party").

WHEREAS, Seller owns all rights, title and interest to 800 shares of Class A Common Shares in Eleuthera Properties Limited (the "Eleuthera Stock") subject to the lien rights of Abiouness and RG Development, set forth below. These 800 shares constitute 12.3% of all authorized shares of Eleuthera Stock in which Seller has the exclusive right to acquire through the Master Agreement between Global Ventures and Eleuthera Properties Limited ("Eleuthera") dated on or about May 22, 2012;

WHEREAS, the Parties have entered into a Financing Agreement dated August 1, 2012 and an Assignment of Rights and Title Agreement dated August 1, 2012 and amended on November 6, 2012 and January 10, 2013, setting forth their respective rights, duties and obligations associated with the future conveyance of shares of the Eleuthera Stock from Seller to Buyer (the "Financing and Assignment Agreements"). The Financing and Assignment Agreements are to be interpreted consistent with the Parties' rights, duties and obligations hereunder, and the agreements shall be considered merged herein constituting a fully integrated contract under Delaware law. To the extent the Parties' respective rights, duties and obligations are not modified or amended herein, their respective rights, duties and obligations under the Financing and Assignment Agreements shall remain in full force and effect.

WHEREAS, Buyer intends to purchase and Seller intends to sell, pursuant to this Agreement, 800 shares of the Eleuthera Stock (the "Acquired Eleuthera Stock") free of any encumbrances, and in doing so, Abiouness and RG Development, acknowledging the consideration hereunder as being adequate, agree to release their respective liens to the Acquired Eleuthera Stock.

WHEREAS, the Parties agree that these recitals are not mere statements, but material representations relied upon in entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

ARTICLE ONE: EXHIBITS & INTERPRETATION

1.1 Exhibits. The attached exhibits (individually, "Exhibit" or collectively, "Exhibits") and any attached schedules are expressly incorporated into this Agreement in their entirety by virtue of this reference. Any reference to an "attached" Exhibit shall be deemed to be the equivalent of the formal recitation that such Exhibit "is attached to this Agreement and incorporated into this Agreement in its entirety by virtue of this reference." For the sake of brevity and clarity, phrases such as "as it may be amended from time-to-time" need not be expressly used in conjunction with any reference to any Exhibit in the text of this Agreement and no reference to subsequent amendment, if any, is required. Initial Exhibits are attached to this Agreement as a matter of convenience. No otherwise valid Exhibit to this Agreement shall be deemed invalid by virtue of the fact that it has become detached to this Agreement or any copy of it. In the case of any actual, perceived or asserted conflict between the terms of the Agreement and any Exhibit, the terms of the applicable Exhibit shall control unless expressly subordinated pursuant to the language of this Agreement.

1.2 Use Of Pronouns. Wherever the singular is used, it shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa, whenever the context so requires.

1.3 Entire Agreement. This Agreement, when read consistent with the Financing and Assignment Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior arrangements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party against whom enforcement is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.4 Joint Drafting And Negotiation. All the Parties to this Agreement expressly agree that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the Party who actually memorialized this Agreement in final form.

ARTICLE TWO: STOCK PURCHASED AND LIEN RELEASES

2.1 Stock Purchased. Seller agrees to sell to Buyer the Acquired Eleuthera Stock and Buyer agrees to purchase from Seller the Acquired Eleuthera Stock subject to the terms of this Agreement. The Parties agree that the value of the Acquired Eleuthera Stock is $10,000 USD per share for a total of $8,000,000 (800 x $10,000), and the Parties stipulate that the HVS Appraisal dated July 2012 constitutes the agreed upon support for such a valuation.

2.2 Lien Release. Abiouness and RG Development agree to take any and all necessary action to release its lien rights through the filing of a UCC-3 at the time of conveyance of the Acquired Eleuthera Stock. The Parties agree that to the extent Abiouness and/or RG Development have other lien rights against Buyer and/or Seller, such lien rights shall remain in full force and effect.

ARTICLE THREE: CONSIDERATION FOR PURCHASE OF STOCK

3.1 Price Of Purchased Assets. The consideration for the Acquired Eleuthera Stock shall be the conveyance, free-and-clear, by Buyer of 6,153,846 shares of Buyer's common stock, based on an agreed upon value of $1.30 USD per share (the "Cotton Bay Holdings' Shares") to Seller subject to those restrictions set forth in this Agreement, including but not limited to the Parties' respective approval during the due diligence period set forth in Section 2.3. Buyer shall be responsible for any sales and transfer taxes associated with the acquisition of the Cotton Bay Holdings' Shares.

ARTICLE FOUR: REPRESENTATIONS OF SELLER

4.1 Seller's Representations Generally. Seller represents and warrants to Buyer to the best of its knowledge, information and belief the representations set forth in this Article.

4.2 Authorization. Seller is a limited liability company duly organized and existing in good standing under the laws of the State of Florida, and that the undersigned, Robert Fortson IV, as a Member of A&F Bahamas, LLC, a Florida limited liability company and majority member of Seller, is fully authorized to execute and deliver this Agreement on behalf of Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms as more particularly set forth in the Resolution of its Members attached as Exhibit A.

4.3 Title To Assets And Defects. Seller will be able to transfer and convey to Buyer good and marketable title to the Acquired Eleuthera Stock, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges or encumbrances, whether through Seller or any third party. Notwithstanding this representation, Seller represents to Buyer that it is taking title to the Acquired Eleuthera Stock subject to those restrictions enforced by Eleuthera on the Eleuthera Stock at the time of conveyance of the consideration under this Agreement.

4.4 Restrictions Related to Consideration. The Cotton Bay Holdings' Shares shall be characterized as "restricted securities" under the Federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Seller further agrees that the Cotton Bay Holdings' Shares are being acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof. It is understood that the certificate(s) evidencing the Cotton Bay Holdings' Shares shall bear a legend substantially in the form below:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES OR UNLESS SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES.

4.5 Transfer Not Subject To Encumbrances Or Approval by Eleuthera. The execution and delivery of this Agreement by Seller and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the assets, and will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency, or Eleuthera.

4.6 Litigation. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the Acquired Eleuthera Stock.

4.7 Accuracy Of Representations And Warranties. None of the above representations or warranties of Seller contain or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make Seller's statements in this Agreement not misleading. Seller knows of no fact that has resulted, or that in the reasonable judgment of Seller, will result, in material change in the business, operations, or assets of Seller or its affiliates that has not been set forth in this Agreement or otherwise disclosed to Buyer by Seller.

ARTICLE FIVE: REPRESENTATIONS OF BUYER

5.1 Buyer's Representations Generally. Buyer represents and warrants to Buyer to the best of its knowledge, information and belief the representations set forth in this Article.

5.2 Authorization. Buyer is a corporation incorporated under the laws of the State of Delaware and is a reporting company under the rules promulgated by the United States Securities and Exchange Commission, and Alfred E. Abiouness, Jr., as President of the corporation, is fully authorized to execute and deliver this Agreement on behalf of Buyer, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms as more particularly set forth in the unanimous resolution of the Board of Directors attached as Exhibit B.

5.3 Purchase Not Subject To Third Party Approval. Except as may be provided by law, the execution and delivery of this Agreement by Buyer and the consummation of the contemplated transactions, will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency; however, notwithstanding, Buyer represents that it will be disclosing this Agreement in the normal course of being a reporting company under the rules promulgated by the United States Securities and Exchange Commission.

5.4 Accuracy Of Representations And Warranties. None of the above representations or warranties of Buyer contain or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make Buyer's statements in this Agreement not misleading. Buyer knows of no fact that has resulted, or that in the reasonable judgment of Buyer, will result, in material change in the business, operations, or assets of Buyer or its affiliates that has not been set forth in this Agreement or otherwise disclosed to Seller by Buyer.

ARTICLE SIX: REPRESENTATIONS OF RG DEVELOPMENT

6.1 RG Developments' Representations Generally. RG Development represents and warrants to Buyer and Seller to the best of its knowledge, information and belief the representations set forth in this Article.

6.2 Authorization. RG Development is a corporation incorporated under the laws of the State of Delaware, and Doug Maslo is fully authorized to execute and deliver this Agreement on behalf of RG Development, and this Agreement constitutes a valid and binding agreement of RG Development in accordance with its terms as more particularly set forth in the unanimous resolution of the Board of Directors attached as Exhibit C.

6.3 Lien Release Not Subject To Third Party Approval. Except as may be provided by law, the execution and delivery of this Agreement by RG Development and the consummation of the contemplated transactions, will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency.

6.4 Accuracy Of Representations And Warranties. None of the above representations or warranties of RG Development contain or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make RG Development's statements in this Agreement not misleading. RG Development knows of no fact that has resulted, or that in the reasonable judgment of RG Development, will result, in material change in the business, operations, or assets of RG Development or its affiliates that has not been set forth in this Agreement or otherwise disclosed to Seller and Buyer by RG Development.

ARTICLE SEVEN: REPRESENTATIONS OF ABIOUNESS

7.1 Abiouness' Representations Generally. Abiouness represents and warrants to Buyer and Seller to the best of its knowledge, information and belief the representations set forth in this Article.

7.2 Lien Release Not Subject To Third Party Approval. Except as may be provided by law, the execution and delivery of this Agreement by Abiouness and the consummation of the contemplated transactions, will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency.

7.3 Accuracy Of Representations And Warranties. None of the above representations or warranties of Abiouness contain or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make Abiouness' statements in this Agreement not misleading.

ARTICLE EIGHT: RELATED PARTY AND CONFLICT WAIVERS

8.1 Related Party Disclosure. Seller represents that it is a "related party" to Buyer, as that term is defined by the United States Securities and Exchange Commission, and that Buyer is required to make certain public reporting disclosures associated with this transaction.

8.2 Conflict Waiver. The Parties mutually waive any and all actual or perceived conflicts of interest related to this Agreement, and enter into this Agreement with the requisite authority represented herein.

ARTICLE NINE: INDEMNIFICATIONS

9.1 Sellers Indemnification. Seller hereby agrees to indemnify and hold Buyer, its successors and assigns harmless from and against any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising out of or related to the Acquired Eleuthera Stock prior to the conveyance of the consideration agreed to herein, and any and all damage or deficiency resulting from any material misrepresentation or breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller under this Agreement.

9.2 Buyers Indemnification. Buyer agrees to defend, indemnify and hold harmless Seller from and against any and all claims, liabilities and obligations of every kind and description arising out of or related to the Cotton Bay Holdings' Shares prior to the conveyance of the consideration agreed to herein, and any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this Agreement.

9.3 Indemnification of Abiouness and RG Development. Buyer and Seller, jointly and severally, agree to indemnify and hold Abiouness and RG Development harmless in the event Buyer or Seller make any misrepresentation in entering into this Agreement resulting in the seizing of the Cotton Bay Holdings' Shares or in the recording of a lien by any third-party resulting in Abiouness or RG Development losing their priority as senior and junior lienholder, respectively, as set forth in their respective Security Agreements with Seller.

ARTICLE TEN: GENERAL PROVISIONS

10.1 Notices. All notices, requests, demands and other communications in connection with the terms and conditions of this Agreement shall be in writing and shall be deemed to have been duly given on the date thereof if delivered by hand and receipted for by the Party to whom said notice or other communication shall have been directed, or three (3) days after mailed by certified or registered mail with postage pre-paid, return receipt requested, or one (1) day after receipted deposit of such notice or other communication for overnight delivery in the hands of a nationally recognized overnight delivery service that keeps regular records of its deliveries, and addressed to the applicable Party at the addresses set forth above.

10.2 Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, then the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the Court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce it in its modified form for all purposes of this Agreement.

10.3 Law Governing This Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflicts of law principles that would result in the application of the substantive laws of any other jurisdiction. Any action brought by either Party against the other Party concerning the transactions contemplated by this Agreement shall be brought only in a court whose geographical jurisdiction includes Broward County, Florida (the "Court"). All Parties executing this Agreement agree to submit to the jurisdiction of the Court and waive trial by jury. The prevailing Party (which shall be the Party that receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other Party its reasonable attorney's fees and costs.

10.4 Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall be effective as though all the necessary Parties had signed the same original of this Agreement. Any scanned, photocopied, facsimile, or other form of electronic signature hereon shall be given the same force and effect as an original signature.

IN WITNESS WHEREOF, each Party, intending to be fully and legally bound by this Agreement and its Exhibits, is signing this Agreement as of the Effective Date set out in the introductory paragraph set out at the beginning of the Agreement.

COTTON BAY HOLDINGS, INC.

By: /s/ Alfred E. Abiouness, Jr.
Alfred E. Abiouness, Jr.
Its: President

GLOBAL VENTURES GROUP, LLC

By: /s/ Robert Fortson, IV
Robert Fortson IV
A&F Bahamas, LLC
Its: Authorized Member

RG DEVELOPMENT, INC.

By: /s/ Doug Maslo
Doug Maslo
Its: Authorized Officer

ALFRED E. ABIOUNESS, SR.
/s/ Alfred E. Abiouness, Sr.